Exhibit 99.1

PRESS RELEASE

10/21/14

Carlisle Companies Reports $1.31 Diluted Earnings Per Share from Continuing Operations for the Third Quarter 2014, a 28% Increase Over the Prior Year

CHARLOTTE, NORTH CAROLINA, October 21, 2014 - Carlisle Companies Incorporated (NYSE:CSL) reported $904.1 million in net sales from continuing operations for the third quarter 2014, an increase of 13% versus the prior year.  We achieved sales growth in all of our segments led by 16% organic sales growth at Carlisle Construction Materials (CCM) and 11% organic sales growth at Carlisle Interconnect Technologies (CIT). The positive impact on net sales from fluctuations in foreign exchange was less than 0.1%.

Income from continuing operations in the third quarter 2014 rose 30% to $86.3 million, or $1.31 per diluted share.  Income growth was primarily driven by higher sales volume in all segments and savings from the Carlisle Operating System.

For the nine months ended September 30, 2014, net sales from continuing operations of $2.41 billion grew 8.8% over the prior year period, reflecting organic growth of 8.5% and the positive impact of fluctuations in foreign exchange of 0.3%.  Income from continuing operations for the nine months ended September 30, 2014 rose 13% to $198.4 million, or $3.01 per diluted share.  Income from continuing operations for the nine month period ended September 30, 2013 included a discrete tax benefit of $11.8 million, or $0.18 per diluted share, from the release of a deferred tax liability in connection with a tax election in a foreign jurisdiction.

All financial and percentage comparisons are made to the same quarter of the previous year, unless otherwise stated.

Comment

David A. Roberts, Chairman and Chief Executive Officer, said, “We had a very strong third quarter with 13% sales growth and 22% growth in EBIT (earnings before interest and income taxes). Sales were up in all of our segments with exceptional organic sales growth at CCM and CIT.  The double digit growth at both CCM and CIT demonstrate healthy market demand as well as solid execution on selling initiatives.  We also increased EBIT margin in all of our segments and our consolidated EBIT margin rose 100 basis points to 14.8% reflecting favorable leverage of our sales growth.

“In addition to our outstanding operating performance, we recently announced two important strategic acquisitions that will move us closer to our long term objectives.  On October 1, 2014, we completed the acquisition of LHi Technologies (“LHi”), a leading manufacturer of medical cabling and interconnect applications based in Shenzhen, China that will operate within CIT.  Our acquisition of LHi will significantly expand our offerings in the high growth market for medical technology as well as further diversify our business.

“On October 8, 2014, we announced the signing of a definitive agreement to purchase Graco Inc.’s liquid finishing brands business (Liquid Finishing Brands) for $590 million in cash.  Liquid Finishing Brands, a global manufacturer and supplier of liquid finishing equipment and systems serving diverse end markets for paints and coatings, will operate as a new segment named Carlisle Fluid Technologies (CFT).  From our years at Graco, both Chris Koch and I are intimately familiar with the products and end markets in which Liquid Finishing Brands operates. The acquisition of Liquid Finishing Brands meets our strategic criteria to invest in a manufacturer of high margin, highly engineered products with a solid aftermarket, making it a strong fit for Carlisle.  The acquisition is subject to regulatory approvals and is estimated to close on or about year end.  We expect this acquisition to be accretive to our net earnings in 2015.

“For the third quarter, CCM achieved double digit sales growth on robust demand in commercial construction.  EBIT margin was excellent at 16.5%.  With the investments we’ve made in new Polyiso, PVC and TPO manufacturing facilities, we now have the capacity to meet growing market demand.  We maintain our positive outlook and expect low double digit sales growth for the full year 2014 at CCM.

“CIT continued its strong performance with double digit sales growth generated by strong demand in the aerospace market. CIT’s EBIT margin rose 380 basis points to 20.6% as we continue to achieve excellent sales leverage.  The acquisition of LHi will further complement CIT’s medical cable and cable assembly product line. We expect the acquisition of LHi to be accretive to CIT’s EBIT in the first year of acquisition.

“Sales at Carlisle FoodService Products (CFS) grew at a healthy 5.5% with solid performance in both its foodservice and healthcare markets on improvements in selling initiatives.  EBIT margin improved 20 basis points to 12.1%.

“Sales at Carlisle Brake & Friction (CBF) also grew moderately.  We are seeing positive signs of recovery in the construction market. However, demand in the agriculture market has been declining and is expected to remain weak in the near term due to lower crop prices.  Demand in the mining market remains soft.

“As of September 30, 2014 our cash on hand was $805 million.  On October 1, 2014, we acquired LHi for an enterprise value of $195 million using cash on hand.  We also plan to fund the acquisition of Liquid Finishing Brands with cash on hand and expected cash flow generation in the fourth quarter.”

Roberts concluded by stating, “We maintain our favorable outlook for the remainder of 2014 driven primarily by continued growth at CCM and CIT. We continue to plan for high single-digit percentage sales growth for 2014 as well as higher EBIT and EBIT margin expansion.  In addition, the two acquisitions we announced are excellent strategic fits and align with our long term growth and margin profiles.  Both acquisitions are being funded from cash on hand leaving us with ample liquidity to further pursue our long-term growth objectives and return capital to our shareholders.”

Segment Results for Third Quarter 2014

Carlisle Construction Materials (CCM):  Net sales in the third quarter of 2014 of $589.1 million rose 16.5% reflecting higher sales volume of roofing systems and polyiso applications, slightly offset by lower selling price. CCM’s EBIT margin of 16.5% increased slightly from the prior year, reflecting increased margin from higher sales volume partially offset by higher freight costs and lower selling price.  Startup costs for its PVC plant and new TPO manufacturing facility were $2.0 million during the third quarter of 2014, compared with plant startup costs of $3.4 million in the prior year period.

Carlisle Interconnect Technologies (CIT): Net sales in the third quarter of 2014 of $164.4 million rose 11% compared to the prior year.  Sales in CIT’s aerospace, and test and measurement markets were up 13% and 11%, respectively. Sales to the military market were up by 3%. Sales to the industrial market were down 3%.  CIT’s EBIT margin improved 380 basis points to 20.6%, primarily due to higher sales volume and savings from the Carlisle Operating System.  Included in CIT’s EBIT for the third quarter 2014 was $1.1 million in transaction costs related to the acquisition of LHi.

Carlisle Brake & Friction (CBF): Net sales in the third quarter of 2014 increased 4.8% to $89.3 million, reflecting 4.2% organic sales growth on higher volume and a 0.6% positive impact on sales from foreign exchange rate fluctuations.  Sales into the construction market increased 26% but were partially offset by lower sales to the agriculture and mining markets of 15% and 2%, respectively.  CBF’s EBIT margin during the third quarter increased 70 basis points to 6.8%, primarily due to higher sales volume.

Carlisle FoodService Products (CFS): Net sales in the third quarter of 2014 grew 5.5% to $61.3 million primarily reflecting higher sales volume and selling price realization.  Sales into the foodservice and healthcare markets increased 7% and 5%, respectively.  Sales into the janitorial/sanitation market were relatively level.  CFS’ EBIT margin during the third quarter increased 20 basis points to 12.1%.  Included in CFS’ EBIT during the prior year third quarter was a gain of $1.0 million on the sale of an exited distribution facility in Reno, NV.

Cash Flow

Cash flow provided from operations of $164.7 million for the nine months ended September 30, 2014 was $150.8 million lower than the prior year period primarily due to the greater usage of cash for working capital in 2014 versus the prior year primarily reflecting higher receivables and inventory related to organic sales growth and the disposition of the Transportation Products business on December 31, 2013.

For the third quarter 2014, average working capital (defined as the average of the quarter end balances, excluding current year acquisitions, for receivables, plus inventory less accounts payable) as a percentage of annualized sales (defined as year-to-date net sales, excluding current year acquisitions, calculated on an annualized basis) declined to 17.7%, from 18.9% in the prior year.

The Company’s free cash flow (cash provided by operations less capital expenditures) for the first nine months of 2014 was $71.6 million, versus free cash flow of $237.8 in the prior year.  Capital expenditures during the first nine months 2014 were $93.1 million versus $77.7 million in the prior year. Capital expenditures in 2014 include construction for CIT’s new 190,000 sq. ft. facility in Nogales, Mexico.  The Company expects full year capital expenditures will be approximately $120 million.  During the first nine months of 2014, the Company received $9.7 million in settlement of the finalized working capital adjustment from the Transportation Products divestiture.

Conference Call and Webcast

The Company will discuss third quarter 2014 results on a conference call at 8:00 a.m. ET today. The call may be accessed live by going to the Investor Relations section of the Carlisle website (http://www.carlisle.com/investor-relations/events-and-webcasts/default.aspx), or the taped call may be listened to shortly following the live call at the same website location. A PowerPoint presentation will accompany the call and can also be found on the Carlisle website.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements generally use words such as “expect,” “foresee,” “anticipate,” “believe,” “project,” “should,” “estimate,” “will,” “plans”, “forecast” and similar expressions, and reflect our expectations concerning the future.  It is possible that our future performance may differ materially from current expectations expressed in these forward-looking statements, due to a variety of factors such as: increasing price and product/service competition by foreign and domestic competitors, including new entrants; technological developments and changes; the ability to continue to introduce competitive new products and services on a timely, cost-effective basis; our mix of products/services; increases in raw material costs which cannot be recovered in product pricing; domestic and foreign governmental and public policy changes including environmental regulations; threats associated with and efforts to combat terrorism; protection and validity of patent and other intellectual property rights; the successful integration and identification of our strategic acquisitions; the cyclical nature of our businesses; and the outcome of pending and future litigation and governmental proceedings. In addition, such statements could be affected by general industry and market conditions and growth rates, the condition of the financial and credit markets, and general domestic and international economic conditions including interest rate and currency exchange rate fluctuations.  Further, any conflict in the international arena may adversely affect general market conditions and our future performance.  We refer you to the documents we file from time to time with the Securities and Exchange Commission, such as our reports on Form 10-K, Form 10-Q and Form 8-K, for a discussion of these and other risks and uncertainties that could cause our actual results to differ materially from our current expectations and from the forward-looking statements contained in this press release.  We undertake no obligation to update any forward-looking statement.

About Carlisle Companies Incorporated

Carlisle Companies Incorporated is a global diversified company that designs, manufactures and markets a wide range of products that serve a broad range of niche markets including commercial roofing, energy, agriculture, mining, construction, aerospace and defense electronics, medical technology, foodservice, healthcare and sanitary maintenance. Through our group of decentralized operating companies led by entrepreneurial management teams, we bring innovative product solutions to solve the challenges facing our customers. Our worldwide team of employees, who generated $2.9 billion in net sales in 2013, is focused on continuously improving the value of the Carlisle brand by developing the best products, ensuring the highest quality and providing unequaled customer service in the many industries we serve. Learn more about Carlisle at www.carlisle.com.

CONTACT:	Steven J. Ford
Vice President & Chief Financial Officer
Carlisle Companies Incorporated
(704) 501-1100

http://www.carlisle.com

Carlisle Companies Incorporated

Unaudited Condensed Consolidated Statements of Earnings

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions except share and per share amounts)	2014	2013	2014	2013

Net Sales	$904.1	$796.8	$2,414.0	$2,219.0

Cost and expenses:
Cost of goods sold	667.0	596.5	1,790.2	1,659.2
Selling and administrative expenses	94.4	87.1	282.0	265.5
Research and development expenses	8.6	7.0	25.0	21.7
Other (income) expense, net	0.1	(3.4)	(2.5)	(1.8)

Earnings before interest and income taxes	134.0	109.6	319.3	274.4

Interest expense, net	7.7	8.5	23.8	25.4
Earnings before income taxes from continuing operations	126.3	101.1	295.5	249.0

Income tax expense	40.0	34.7	97.1	74.0
Income from continuing operations	86.3	66.4	198.4	175.0

Discontinued operations
Income (loss) before taxes	(0.6)	13.9	(1.7)	(58.5)
Income tax (benefit) expense	(1.6)	3.7	(1.7)	(23.5)
Income (loss) from discontinued operations	1.0	10.2	—	(35.0)
Net income	$87.3	$76.6	$198.4	$140.0

Basic earnings (loss) per share attributable to common shares(1)
Income from continuing operations	$1.34	$1.04	$3.07	$2.74
Income (loss) from discontinued operations	0.01	0.16	—	(0.54)
Basic Earnings per share	$1.35	$1.20	$3.07	$2.20

Diluted earnings (loss) per share attributable to common shares(1)
Income from continuing operations	$1.31	$1.02	$3.01	$2.69
Income (loss) from discontinued operations	0.01	0.15	—	(0.53)
Diluted earnings per share	$1.32	$1.17	$3.01	$2.16

Average shares outstanding - in thousands
Basic	64,149	63,567	64,043	63,429
Diluted	65,447	64,890	65,315	64,714

Dividends declared and paid	$16.2	$14.1	$45.0	$39.7
Dividends declared and paid per share	$0.25	$0.22	$0.69	$0.62

(1) Numerator for basic and diluted EPS calculated based on “two-class” method of computing earnings per share:

Income from continuing operations	$85.7	$66.0	$196.8	$174.1
Net income	$86.7	$76.2	$196.8	$139.3

Carlisle Companies Incorporated

Unaudited Segment Information

	Three Months Ended		Increase		Nine Months Ended		Increase
	September 30,		(Decrease)		September 30,		(Decrease)
(in millions, except percentages)	2014	2013	Amount	Percent	2014	2013	Amount	Percent

Net Sales

Carlisle Construction Materials	$589.1	$505.7	$83.4	16.5%	$1,472.2	$1,335.8	$136.4	10.2%
Carlisle Interconnect Technologies	164.4	147.8	16.6	11.2	477.5	434.7	42.8	9.8
Carlisle Brake & Friction	89.3	85.2	4.1	4.8	279.1	269.6	9.5	3.5
Carlisle FoodService Products	61.3	58.1	3.2	5.5	185.2	178.9	6.3	3.5
Total	$904.1	$796.8	$107.3	13.5%	$2,414.0	$2,219.0	$195.0	8.8%

Earnings Before Interest and Income Taxes

Carlisle Construction Materials	$97.0	$83.0	$14.0	16.9%	$210.0	$197.0	$13.0	6.6%
Carlisle Interconnect Technologies	33.9	24.8	9.1	36.7	98.7	65.5	33.2	50.7
Carlisle Brake & Friction	6.1	5.2	0.9	17.3	26.1	28.6	(2.5)	(8.7)
Carlisle FoodService Products	7.4	6.9	0.5	7.2	22.9	19.3	3.6	18.7
Corporate	(10.4)	(10.3)	(0.1)	(1.0)	(38.4)	(36.0)	(2.4)	(6.7)
Total	$134.0	$109.6	$24.4	22.3%	$319.3	$274.4	$44.9	16.4%

EBIT Margins

Carlisle Construction Materials	16.5%	16.4%			14.3%	14.7%
Carlisle Interconnect Technologies	20.6	16.8			20.7	15.1
Carlisle Brake & Friction	6.8	6.1			9.4	10.6
Carlisle FoodService Products	12.1	11.9			12.4	10.8
Corporate	(1.2)	(1.3)			(1.6)	(1.6)
Total	14.8%	13.8%			13.2%	12.4%

Carlisle Companies Incorporated

Condensed Consolidated Balance Sheets

	September 30,	December 31,
(in millions except share and per share amounts)	2014	2013
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$805.1	$754.5
Receivables, net of allowance of $3.5 in 2014 and $3.3 in 2013	548.7	399.6
Inventories	334.3	298.8
Deferred income taxes	35.6	35.7
Prepaid expenses and other current assets	37.4	46.4
Total current assets	1,761.1	1,535.0

Property, plant and equipment, net of accumulated depreciation	537.6	497.2

Other assets:
Goodwill, net	854.8	858.7
Other intangible assets, net	545.3	579.8
Other long-term assets	19.6	22.3
Total other assets	1,419.7	1,460.8

TOTAL ASSETS	$3,718.4	$3,493.0

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$242.8	$187.0
Accrued expenses	176.8	172.0
Deferred revenue	17.7	17.4
Total current liabilities	437.3	376.4

Long-term liabilities:
Long-term debt	751.3	751.0
Deferred revenue	148.0	143.6
Other long-term liabilities	231.2	235.9
Total long-term liabilities	1,130.5	1,130.5

Shareholders’ equity:
Preferred stock, $1 par value per share. Authorized and unissued 5,000,000 shares	—	—
Common stock, $1 par value per share. Authorized 100,000,000 shares; 78,661,248 shares issued; 64,163,328 outstanding in 2014 and 63,658,777 outstanding in 2013	78.7	78.7
Additional paid-in capital	222.6	201.1
Deferred Compensation - Equity	6.1	3.0
Cost of shares in treasury - 14,249,807 shares in 2014 and 14,761,481 shares in 2013	(207.6)	(209.5)
Accumulated other comprehensive loss	(46.9)	(31.5)
Retained earnings	2,097.7	1,944.3
Total shareholders’ equity	2,150.6	1,986.1

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$3,718.4	$3,493.0

Carlisle Companies Incorporated

Unaudited Condensed Consolidated Statements of Cash Flows

	Nine Months Ended September 30,
(in millions)	2014	2013

Operating activities
Net income	$198.4	$140.0
Reconciliation of net income to cash flows from operating activities:
Depreciation	47.4	59.1
Amortization	28.4	30.8
Non-cash compensation, net of tax benefit	10.3	10.2
(Gain) loss on sale of property and equipment, net	(1.9)	0.4
Impairment of assets	—	100.0
Deferred taxes	(0.7)	(39.6)
Foreign exchange gain	(0.3)	(0.2)
Changes in assets and liabilities, excluding effects of acquisitions and divestitures:
Receivables	(152.5)	(90.4)
Inventories	(38.1)	56.2
Prepaid expenses and other assets	(2.4)	0.8
Accounts payable	57.8	14.6
Accrued expenses and deferred revenues	16.0	33.8
Long-term liabilities	3.1	(0.9)
Other operating activities	(0.8)	0.7
Net cash provided by operating activities	164.7	315.5

Investing activities
Capital expenditures	(93.1)	(77.7)
Proceeds from sale of property and equipment	2.7	6.7
Proceeds from sale of businesses	9.7	—
Net cash used in investing activities	(80.7)	(71.0)

Financing activities
Net change in short-term borrowings and revolving credit lines	—	(0.2)
Dividends	(45.0)	(39.7)
Proceeds from issuance of treasury shares and stock options, net	12.7	15.5
Net cash used in financing activities	(32.3)	(24.4)

Effect of exchange rate changes on cash and cash equivalents	(1.1)	(0.2)
Change in cash and cash equivalents	50.6	219.9
Cash and cash equivalents
Beginning of period	754.5	112.5
End of period	$805.1	$332.4